BOULDER MINING CORPORATION

800 - 850 West Hastings Street

Vancouver, B.C., V6C 1E1

January 30, 2004

CANGOLD LIMITED

Suite 2100

1177 West Hastings Street

Vancouver, B.C., V6E 2K3

Attention: Mr. Robert Archer, President

Re: Letter Agreement to Explore WALP Property Abitibi Lake Area, Northeastern Ontario

Dear Bob:

This letter is to outline the main terms of our agreement. It is intended that a more comprehensive agreement will follow but that this letter agreement will be sufficient evidence of our agreement for the parties to proceed with an exploration program. The following are the key points of our agreement.

1) Boulder Mining does hereby grant to CANGOLD the sole, exclusive and irrevocable right and option to earn a 50 % right, title and interest in Boulder's right to earn a 100% interest in the WALP Property as described in Appendix A located near Lake Abitibi in the Larder Lake Mining Division of northern Ontario, Canada, hereinafter referred to as the "Mineral Claims" (subject to the Royalty Interest reserved under paragraph 5) for the sum of Twenty Five Thousand Dollars ($25,000) Cash, Two Hundred Thousand (200,000) common shares of CANGOLD and the undertaking of Four Hundred Thousand Dollars ($400,000) of exploration expenditures on the mineral Claims (the "Consideration").

2) In Order to maintain the option in good standing and to earn a 50% right, title and interest in and to the Mineral Claims, CANGOLD shall:

a) make a cash payment to Boulder of $5,000 upon regulatory approval of the agreement, make a further cash payment of $10,000 on or before the first anniversary of the agreement and make a final cash payment of $10,000 on or before the second anniversary of the agreement.

b) issue to Boulder twenty five thousand (25,000) common shares of CANGOLD upon regulatory approval of this agreement, a further seventy five thousand (75,000) common shares on or before the first anniversary thereof, a further fifty thousand (50,000) common shares on or before the second anniversary thereof and a further fifty thousand (50,000) common shares on or before the third anniversary thereof.

c) CANGOLD further undertakes to incur exploration expenditures on the Mineral Claims as to:

    $150,000 in exploration expenses on or before the first anniversary of the agreement date a further $100,000 in exploration expenditures on or before the second anniversary date of the agreement and a further $150,000 in exploration expenditures for an aggregate total of $400,000 on or before the third anniversary date of this agreement

Exploration expenses incurred in excess of minimum amounts stipulated in any given time period shall be carried forward and used in calculation of minimum expenses in future time periods. This agreement shall be subject to the Original Mineral Claims vendor ( Mr. C.J. Baker ) granting in writing an extension of three years from the date of this agreement, the time required to spend the year three commitment of $300,000 as defined in Recital # 2 of that agreement.

3. The parties hereby appoint Boulder as the project operator (the "Project Operator") to conduct either by itself or through third parties contracted by it, all exploration related activities related to the property pursuant to this Option Agreement on the following terms and conditions:

(a) the Project Operator shall be entitled to charge a 10% Management Fee on all Option related single item expenditures and individual contracts less than CDN $100,000 and a 5% Management Fee on all single item expenditures and contracts exceeding $100,000.

(b) the Project Operator shall carry out work programs and expenditures as agreed by both parties in accordance with industry standards.

(c) the parties agree that the funds for each agreed upon program shall be advanced to the Project Operator prior to the commencement of each program.

4. Upon payment of the Consideration and satisfaction of the terms by CANGOLD as set out in Paragraph 2 above, CANGOLD shall have earned a 50 % right, title and interest in the Mineral Claims subject to a Net Smelter Return Royalty Interest as defined in Paragraph 5 below. It is further agreed that upon CANGOLD earning its 50% interest, the parties shall become "Joint Venture Partners" and form a joint venture with each party contributing its share of further expenditures. Standard dilution clauses shall apply and in the event that CANGOLD's interest exceeds Boulder's interest or as otherwise agreed CANGOLD shall become entitled to be the Project Operator. It is further agreed that the terms and conditions of the joint venture agreement shall be the subject of a more comprehensive agreement.

5. ROYALTY INTEREST

a) CANGOLD acknowledges and accepts that Mr. C.J. Baker (the original vendor of the Mineral Claims to Boulder) is, pursuant to the original Mineral Claims acquisition agreement, entitled to receive a royalty equal to 2.0 % of Net Smelter Returns (the "Royalty"). "Net Smelter Return" shall be defined and paid as set out in Appendix "C" of the original option agreement with Mr. C.J. Baker.

b) Boulder and CANGOLD (to the extent it earns an interest in the Mineral Claims) may purchase, prior to the commencement of sustained commercial production from the mineral claims, 1.0% of the Royalty from Mr. C.J. Baker for $Cdn1,000,000 thereby leaving Mr. C.J. Baker with a 1.0% Royalty.

6. This agreement is subject to regulatory approval and the approval of the boards of directors of Boulder and CANGOLD.

The foregoing is hereby accepted and agreed to by Boulder Mining Corporation and CANGOLD Limited at Vancouver, B.C., on this 30th day of January, 2004.

On behalf of CANGOLD Limited On behalf of Boulder Mining Corporation

SIGNED SEALED and DELIVERED by: SIGNED SEALED and DELIVERED by:

Robert Archer John McAdam

_________________________ ________________________

Robert A. Archer John H. McAdam

President President

CANGOLD Limited Boulder Mining Corporation

APPENDIX A

to the agreement dated January 30th, 2004 between CANGOLD LIMITED and BOULDER MINING CORPORATION

Schedule of the Mineral Claims referred to as the WALP Property located in Bowyer, Galna, Moody and Marathon Townships located in the Larder Lake Mining Division of Northeastern Ontario

Claim No.	Units	Township	Target	%Held	Staking Date	Due Date

1242137	16	Bowyer	LADZ	100.0	19-Feb-01	19-Feb-04
1242142	15	Bowyer	LADZ	100.0	19-Feb-01	19-Feb-04
1248701	16	Marathon/Moody	LADZ	100.0	06-Mar-01	06-Mar-04
1248702	16	Marathon/Moody	LADZ	100.0	06-Mar-01	06-Mar-04
1248703	16	Moody	LADZ	100.0	06-Mar-01	06-Mar-04
1248704	16	Galna/Bowyer	LADZ	100.0	06-Mar-01	06-Mar-04
1248705	16	Galna/Bowyer	LADZ	100.0	06-Mar-01	06-Mar-04
1248706	16	Galna/Bowyer	LADZ	100.0	06-Mar-01	06-Mar-04
1248707	16	Galna	LADZ	100.0	06-Mar-01	06-Mar-04
1248708	16	Galna	LADZ	100.0	06-Mar-01	06-Mar-04
1248709	16	Galna/Bowyer	LADZ	100.0	06-Mar-01	06-Mar-04
1248710	12	Bowyer	LADZ	100.0	06-Mar-01	06-Mar-04
1248711	16	Galna/Bowyer	LADZ	100.0	06-Mar-01	06-Mar-04
1248712	16	Galna	LADZ	100.0	06-Mar-01	06-Mar-04
1248713	12	Bowyer	LADZ	100.0	06-Mar-01	06-Mar-04

3004175	16	Moody	LADZ	100.0	21-Oct-03	21-Oct-05
3004176	16	Galna	LADZ	100.0	21-Oct-03	21-Oct-05
3004177	16	Galna	LADZ	100.0	21-Oct-03	21-Oct-05
3004178	16	Galna	LADZ	100.0	21-Oct-03	21-Oct-05
3004193	16	Galna	LADZ	100.0	24-Jul-03	24-Jul-05
3004194	16	Moody	LADZ	100.0	24-Jul-03	24-Jul-05
3008933	16	Moody	LADZ	100.0	21-Oct-03	21-Oct-05
3016005	16	Moody	LADZ	100.0	25-Jul-03	25-Jul-05
3016006	16	Galna	LADZ	100.0	26-Jul-03	26-Jul-05
3016060	16	Galna	LADZ	100.0	25-Jul-03	25-Jul-05
3016061	16	Galna	LADZ	100.0	27-Jul-03	27-Jul-05
3016248	16	Galna	LADZ	100.0	25-Jul-03	25-Jul-05
3016249	16	Galna	LADZ	100.0	26-Jul-03	26-Jul-05
3008137	16	Moody	LADZ	100.0	26-Nov-03	26-Nov-05
3008138	16	Moody	LADZ	100.0	26-Nov-03	26-Nov-05
3008139	16	Moody	LADZ	100.0	26-Nov-03	26-Nov-05

Total	487	(7,792 hectares)